Exhibit 2.2



                  AGREEMENT AND PLAN OF MERGER

                          BY AND AMONG

                  DIGITAL INSIGHT CORPORATION,

                   CALABASAS ACQUISITION CORP.

                               AND

                    1VIEW NETWORK CORPORATION

                    Dated as of April 8, 2000

               ARTICLE I

            THE MERGER
1.1  The Merger                                           1
1.2  Effective Time; Closing                              2
1.3  Effect of the Merger                                 2
1.4  Certificate of Incorporation; Bylaws                 2
1.5  Directors and Officers                               2
1.6  Effect on Capital Stock                              2
1.7  Surrender of Certificates                            4
1.8  No Further Ownership Rights in Company Stock         5
1.9  Lost, Stolen or Destroyed Certificates               6
1.10 Tax Consequences                                     6
1.11 Taking of Necessary Action; Further Action           6



                ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF COMPANY
2.1  Corporate Organization                               6
2.2  Capitalization of Company                            7
2.3  No Subsidiaries and Equity Investments               7
2.4  Corporate Authority, Etc.                            7
2.5  No Violation                                         8
2.6  Consents and Approvals                               8
2.7  Financial Statements; Absence of Undisclosed
     Liabilities                                          8
2.8  Absence of Certain Changes or Events; No Material
     Adverse Change                                       8
2.9  Tax Matters                                          9
2.10 Title to Property                                   10
2.11 Compliance with Laws                                10
2.12 Litigation                                          10
2.13 Contracts                                           10
2.14 Employee Plans:  ERISA                              11
2.15 Intellectual Property                               13
2.16 Restrictions on Business Activities                 14
2.17 Brokers and Finders                                 14
2.18 Environmental Matters                               14
2.19 Accounts Receivable                                 14
2.20 Transactions with Affiliates                        15
2.21 Board Approval                                      15
2.22 Vote Required                                       15
2.23 California Hearing                                  15
2.24 Tax Matters                                         15
2.25 Section 203 of the DGCL Not Applicable              15
2.26 No Implied Representation                           15

                ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
3.1  Organization and Qualification; Subsidiaries        16
3.2  Certificate of Incorporation and Bylaws             16
3.3  Capitalization                                      16
3.4  Authority Relative to this Agreement                17
3.5  No Conflict; Required Filings and Consents          17
3.6  SEC Filings; Financial Statements                   18
3.7  No Undisclosed Liabilities                          18
3.8  Absence of Certain Changes or Events                19
3.9  Brokers                                             19
3.10 Board Approval                                      19
3.11 Tax Matters                                         19
3.12 Merger Sub Operations                               19
3.13 California Hearing                                  19
3.14 No Implied Representation                           19


                  ARTICLE IV

     CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1  Conduct of Business by Company                      19
4.2  Conduct of Business by Parent                       21

              ARTICLE V

     ADDITIONAL AGREEMENTS
5.1  California Hearing                                  22
5.2  Shareholder Consent                                 23
5.3  Confidentiality; Access to Information              23
5.4  No Solicitation                                     23
5.5  Public Disclosure                                   24
5.6  Commercially Reasonable Efforts; Notification       24
5.7  Third Party Consents                                26
5.8  Stock Options                                       26
5.9  Form S-8                                            26
5.10 Employees                                           26
5.11 Affiliates                                          27
5.12 Stock Restriction Agreement                         27
5.13 Existing Bridge Loans                               27

            ARTICLE VI

     CONDITIONS TO THE MERGER
6.1  Conditions to Obligations of Each Party to Effect
     the Merger                                          27
6.2  Additional Conditions to Obligations of Company     28
6.3  Additional Conditions to the Obligations of Parent
     and Merger Sub                                      29

           ARTICLE VII

     TERMINATION, AMENDMENT AND WAIVER
7.1  Termination                                         30
7.2  Notice of Termination; Effect of Termination        31
7.3  Fees and Expenses                                   31
7.4  Amendment                                           32
7.5  Extension; Waiver                                   32

           ARTICLE VIII

     GENERAL PROVISIONS
8.1  Notices                                             33
8.2  Interpretation; Definitions                         33
8.3  Counterparts                                        34
8.4  Entire Agreement; Third Party Beneficiaries         34
8.5  Severability                                        34
8.6  Other Remedies; Specific Performance                34
8.7  Governing Law                                       35
8.8  Rules of Construction                               35
8.9  Assignment                                          35


                        INDEX OF EXHIBITS

Exhibit A-1 List of Persons to Sign Shareholder Agreement A-1
Exhibit A-2 Form of Shareholder Agreement                A-2
Exhibit B  Form of Escrow Agreement                      B-1
Exhibit C  Form of Company Affiliate Agreement           C-1
Exhibit D  Form of Non-Compete Agreement                 D-1
Exhibit E  Form of Certificate of Incorporation of Surviving
           Corporation                                   E-1
Exhibit F  Form of Certificate of Merger                 F-1
Exhibit G-1 List of Individuals to Sign Employment
           Agreements                                    G-1
Exhibit G-2 Form of Employment Agreement                 G-2

                  AGREEMENT AND PLAN OF MERGER


          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 8, 2000, among Digital Insight
Corporation, a Delaware corporation ("Parent"), Calabasas
Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and 1View Network
Corporation, a Delaware corporation ("Company").

                            RECITALS

          A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General
Corporation Law ("DGCL"), Parent and Company intend to enter into a business combination transaction.

          B.   The Board of Directors of Company has
(i) determined that the Merger (as defined in Section 1.1) is consistent with, and in furtherance of, the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

          C.   The Board of Directors of Parent has
(i) determined that the Merger is consistent with, and in furtherance of, the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

          D. As a condition and inducement to Parent's willingness to enter into this Agreement, the shareholders of Company listed on Exhibit A-1 are entering into shareholder agreements in the form attached hereto as Exhibit A-2 (the "Shareholder Agreements").

          E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section
368 of the Internal Revenue Code of 1986, as amended (the
"Code").

          NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE I
                           THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit F with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL (the "Merger Documents") (the time of such filing being the "Effective Time") as soon as practicable on or after the Closing
Date (as herein defined).  The closing of the Merger (the
"Closing") shall take place at the offices of O'Melveny & Myers
LLP, 400 South Hope Street, Los Angeles, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

     1.4  Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit E.

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Company Stock. Each share of the Company's Common Stock, $.001 par value (the "Company Stock"), issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.6(f)), will be canceled and extinguished and automatically converted (subject to Sections 1.6(f) and (g)) and upon surrender of the certificate representing such share of Company Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required, pursuant to Section 1.9), into the right to receive (i) cash equal to $5,000,000 divided by the total number of shares of Company Stock outstanding immediately prior to the Effective
Time, and (ii) shares of the Common Stock, $0.001 par value per share, of Parent (the "Parent Common Stock") equal to 1,100,000 shares (less the Holdback Shares (as defined in Section 1.6(b)) divided by the total number of Fully Diluted Shares (as defined below) (the "Stock Exchange Ratio"). The total number of "Fully
Diluted Shares" shall be the sum of all shares of Company Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Stock then subject to outstanding options, warrants, subscriptions or securities convertible into Company Stock. If at the Effective Time the value of Parent Common Stock has decreased to an extent that the tax opinion required by Section 6.1(d) cannot be given, the amount of cash to be received by the shareholders of Company will be reduced to an amount such that the tax opinion required by Section 6.1(d) can be given, and the Stock Exchange Ratio will be recalculated by adding to the 1,100,000 shares referred to in clause (ii) above a number of shares of Parent Common Stock equal to the amount of the reduction in cash divided by $54.55.

     The Stock Exchange Ratio with respect to the Parent Common Stock shall be adjusted to reflect fully the effect of any stock split, stock dividend (including any dividend or distribution of stock convertible into Parent Common Stock), reorganization, recapitalization or other similar change with respect to Parent Common Stock after the date hereof and prior to the Effective Time.

          (b) Escrow Agreement. Parent shall establish and maintain an escrow (the "Escrow Account") comprised of shares of Parent
Common Stock equal to 10% of the shares of Parent Common Stock issued in exchange for Company Stock outstanding immediately prior to the Effective Time (the "Holdback Shares"), and shall designate and appoint U.S. Trust Company of California or such other third party escrow agent that is mutually and reasonably acceptable to Parent and the Shareholders' Agent (as defined in the Shareholders Agreement) in connection therewith (the "Escrow
Agent") to serve in accordance with the Escrow Agreement attached as Exhibit B hereto (the "Escrow Agreement") to be entered into among Parent, the Escrow Agent and the Shareholders' Agent at Closing. In the absence of any change in tax treatment under the Code or other applicable tax law, any disbursements of Holdback
Shares to Parent or any other indemnified party in satisfaction of the indemnification obligations of the former shareholders of Company pursuant to Section 2(a)(i) of the Shareholder Agreement shall be treated as a reduction of the aggregate purchase price under this Agreement.

        (c) Cancellation of Parent-Owned Stock. Each share of Company Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (d) Stock Options. At the Effective Time, all options to purchase Company Stock then outstanding under Company's 1999
Stock Plan, as amended (the "Company Option Plan") shall be assumed by Parent in accordance with Section 5.8 hereof.

        (e) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective
Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.
(f)  Dissenters' Rights.  Notwithstanding anything in this
Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and constituting
"dissenting shares" (as defined in Section 1300 of the California
General

Corporation Law (the "CGCL") ("Dissenting Shares"), shall not be converted into the right to receive Parent Common Stock, as provided in Section 1.6(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Dissenting Shares thereupon shall be treated as if they had been converted as of the Effective Time into the right to receive Parent Common Stock to which such holder is entitled, without interest thereon. Company shall give Parent (i) prompt written notice of any demands received by Company for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served, pursuant to applicable law received by Company relating to dissenters' rights and (ii) the opportunity, after consultation with Company, to direct all negotiations with respect to dissenters under the CGCL. Company shall not, without the prior written consent of Parent (unless such payment is pursuant to a court order in which event Company shall give Parent notice of any such court order or request therefor as soon as practicable), which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of such demands.

          (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(b)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of Parent Common Stock for the ten trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System ("Nasdaq").

     1.7  Surrender of Certificates.

         (a) Exchange Agent. Parent shall act as the exchange agent in the Merger.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, but in no event later than ten days after the Effective Time, Parent shall mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive cash and shares of Parent
Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(c), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(c). Upon surrender of the Certificates for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor cash and certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(c), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(c) as to the payment of dividends, to evidence only the right to receive such amount of cash and ownership of the number of full shares of Parent Common Stock into which such shares of Company Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(c).

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, Parent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(h) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (d) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent
Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

       (e) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent
Common Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Sections 1.6(a), 1.6(g) and 1.7(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving
Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall cause the transfer agent for Parent Common Stock to issue in exchange for such lost, stolen or destroyed
Certificates, upon the making of an affidavit of that fact by the holder thereof, cash and certificates representing the shares of Parent Common Stock into which the shares of Company Stock represented by such Certificates were converted pursuant to
Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement reasonably satisfactory in form and amount to Company as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income
Tax Regulations. No party shall take a position on any tax return or reports inconsistent with this Section 1.10, and each party shall use its commercially reasonable efforts to maintain such reporting in the context of an audit. Each party shall give the other parties prompt notice of any challenges or investigations undertaken by any taxing agency in connection with such reporting and shall keep such other parties fully informed of all aspects of such ongoing challenge or investigation.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the current officers and directors of Company and Merger Sub will take all such lawful and necessary action.

                            ARTICLE X
            REPRESENTATIONS AND WARRANTIES OF COMPANY

          Except as otherwise disclosed in the Company disclosure schedule attached hereto (the "Company Schedule"), Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof:

     2.1 Corporate Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to the date hereof (the "Company Charter Documents"). Company has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on Company. As used in this Agreement, the phrase "Material Adverse Effect on Company" means (i) as to matters which can reasonably be quantified in economic terms, any effect which has resulted in or would reasonably be expected to result in, with respect to Company, a diminution or decrease in the value of properties or assets, an increase in liabilities or obligations (whether accrued, contingent or otherwise), an adverse change in the business or financial condition, or any combination thereof involving, individually or in the aggregate, with respect to the applicable representation or warranty, more than $150,000, (ii) as to matters which cannot reasonably be quantified in economic terms, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Company, or (iii) a material adverse effect on the ability of Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute a Material Adverse Effect on Company: (i) a change that results from conditions generally affecting the U.S. economy or the industry in which Company operates (including laws and regulations applicable to such industry), (ii) a change that results from the announcement or pendency of the transactions contemplated hereby or (iii) a change that results from the taking of any action required by this Agreement.

     2.2 Capitalization of Company. The authorized capital stock of Company consists of 5,000,000 shares of Company Common Stock. As of the date hereof, 3,124,041 shares of Company Stock are issued and outstanding, 1,294,292 shares of Company Stock are reserved for issuance upon the exercise of outstanding options under the Company Option Plan, and 505,708 shares of Company Stock are available for future grants under the Company Option Plan. All of the outstanding shares of Company Stock have been, and all of the shares of Company Common Stock to be outstanding as of the Closing Date will be, duly authorized and validly issued, fully paid and non-assessable and owned of record and beneficially as set forth in Section 2.2 of the Company Schedule, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances. Except as set forth in
Section 2.2 of the Company Schedule, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Company Stock or any unissued or treasury shares of the capital stock of Company which have been issued, granted or entered into by Company. All outstanding shares of Company Stock and all outstanding options granted under the Company Stock Plan have been issued and granted in all material respects in compliance with applicable securities law and other requirements of law.

     2.3 No Subsidiaries and Equity Investments. Company has no subsidiaries nor does Company have, or have the right to acquire, any equity interest or investment in any other entity.

     2.4 Corporate Authority, Etc. Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to obtaining the approval of the Merger by its stockholders. The execution and delivery of this Agreement and the performance of Company's obligations hereunder have been duly authorized by the Board of Directors of Company, and no other corporate proceedings on the part of Company are necessary to authorize such execution, delivery and performance, other than the approval of the Merger by Company's its stockholders in accordance with the DGCL. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether at law or in equity).

     2.5 No Violation. Subject to receipt of the consents, waivers, authorizations and approvals or the making of the declarations or filings referred to in Section 2.6 hereof, the execution, delivery and performance by Company of this Agreement will not
(a) violate any provision of any statute, rule or regulation applicable to Company or any order, judgment or decree of any court, governmental or regulatory authority, or arbitrator to which Company is subject, (b) violate the Company Charter
Documents, (c) violate, conflict with or constitute (or, with due notice or lapse of time or both, result in) a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any provision of any material contract, lease, loan agreement, mortgage, security agreement, trust indenture, license or other agreement or instrument to which Company is a party or by which it is bound, or (d) result in the creation or imposition of any lien, charge or encumbrance upon or security interest in any of the properties or assets of Company, that in the case of clauses (a), (c) or (d) would have a Material Adverse Effect on Company or prevent the consummation of the Merger.

     2.6 Consents and Approvals. Except for the applicable requirements of federal and state securities laws and the filing of the Merger Documents as required by the DGCL, no consent, waiver, authorization or approval of any court, administrative agency, commission, governmental or regulatory authority (a "Governmental Entity"), or of any other person or entity, and no declaration to or filing with any such Governmental Entity, is required in connection with the execution and delivery of this Agreement by Company or the performance by Company of its obligations hereunder, except for those as to which the failure to make, file, give or obtain would not have a Material Adverse Effect on Company or prevent the consummation of the Merger.

     2.7 Financial Statements; Absence of Undisclosed Liabilities.
Section 2.7 of the Company Schedule sets forth the unaudited balance sheet of Company as of December 31, 1999, the last day of Company's most recent fiscal year, together with the related profit and loss statement for such fiscal year (the "Financial Statements"). The Financial Statements are complete in all material respects, and present the financial position and results of operations of Company as of December 31, 1999 and for the period then ended in accordance with generally accepted accounting principles, and comply as to form in all material respects with applicable accounting requirements, except that the Financial Statements do not include notes. Except (a) as reflected, reserved against or otherwise disclosed in the Financial Statements, (b) liabilities incurred since December 31, 1999 in the ordinary course of business, and (c) liabilities disclosed in Section 2.7 of the Company Schedule, Company has no indebtedness or liability that would, individually or in the aggregate, exceed $150,000.

     2.8 Absence of Certain Changes or Events; No Material Adverse Change. Since December 31, 1999, Company has not taken any action of a type referred to in Section 4.1 of this Agreement that would have required the consent of Parent if such action were to have been taken during the period between the date hereof and the Closing Date, and there has been no Material Adverse Effect on Company.

     2.9 Tax Matters.

          (a) For purposes of this Agreement, "Tax" or "Taxes" shall include any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges, including, without limitation, income, gross receipts, capital stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing.

       (b) (i) All Tax declarations, reports and returns required to be filed with respect to Company have been duly and timely filed
(taking into account any valid extensions of time); (ii) such Tax declarations, reports and returns are complete and correct in all material respects; (iii) all Taxes shown on such declarations, reports or returns and on assessments received with respect thereto have been paid in full; and (iv) there are no material unresolved claims for Taxes with respect to which Company is or may be liable, except as may have been provided for in a reserve on the Financial Statements.

       (c) No deficiencies for any Taxes for which Company is or may be liable have been asserted or assessed or, to the knowledge of Company, proposed (and are currently pending).

       (d) No waivers of the time to assess any Taxes for which Company is or may be liable have been given or requested.

       (e) Company is not a party to any pending action or proceeding before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes.
      (f) There are no liens with respect to Taxes (except for liens with respect to property taxes not yet due) upon any of the properties or assets of Company.

      (g) Company as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

     (h) There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     (i) Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

     (j) Company is not party to nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

     (k) Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code. No Company Stock has been distributed in a transaction satisfying the requirements of Section 355 of the Code.

     2.10 Title to Property. Company does not own any real property. Except as set forth in Schedule 2.10 of the Company Schedule, Company has good title to all of its material properties and assets, free and clear of all liens, charges and encumbrances except liens reflected in the Financial Statements, or which have arisen in the ordinary course of business since the date of the Financial Statements, liens for taxes not yet due and payable and such liens or other imperfections of title which would not, individually or in the aggregate, have a Material Adverse Effect on Company. All leases pursuant to which Company leases from others material real or personal property are in full force and effect, and Company is not in default under any of such leases nor is there any event which, with notice or lapse of time, or both, would constitute a default by Company under any of such leases except for any such default as would not have a Material Adverse Effect on Company.

     2.11 Compliance with Laws. The business and operations of Company are in compliance with all laws, regulations, rules, judgments, orders and decrees applicable thereto, except where the failure so to comply would not have a Material Adverse Effect on Company.

     2.12 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Company, threatened before any court, governmental or regulatory authority or arbitrator, against Company which would reasonably be expected to interfere with the consummation of the Merger or to have a Material Adverse Effect on Company. Neither Company nor any of its assets or properties is subject to any order, judgment or decree of any court, governmental or regulatory authority or arbitrator which would have a Material Adverse Effect on Company.

     2.13 Contracts. Except as set forth in Section 2.13 of the Company Schedule Company is not a party to or bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer, director or employee, other than those that are terminable by Company on no more than thirty (30) days' notice without liability or financial obligation to Company;

         (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

         (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

        (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (e) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

       (f) any settlement agreement entered into within five (5) years prior to the date of this Agreement;

       (g) any contracts or agreements that limit or restrict Company, or to Company's knowledge, any of its officers or key employees, from engaging in any business and any contracts or agreements that limit or restrict anyone other than Company's employees or consultants from competing with Company;

        (h) any contract, agreement or commitment requiring Company to register the resale of its capital stock or securities under federal or state securities laws;

        (i) any powers of attorney or comparable delegations of authority granted by Company; or

       (j) any other agreement, contract or commitment that has a value of $25,000 or more individually.

   Neither Company, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and Company has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.14     Employee Plans:  ERISA.

       (a) Except as set forth in Section 2.14 of the Company Schedule, Company is not a party to any employment agreement.

       (b) Company is not a party to any collective bargaining agreement.

       (c) Set forth in Section 2.14 of the Company Schedule is a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended
("ERISA")), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation and other similar compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all employees of Company (the plans referred to in clauses (i) and (ii) being collectively referred to as the "Plans"). A complete and correct copy, as of the date hereof, of each Plan has been furnished to Parent.

     (d) None of the Plans is a multiemployer plan within the meaning of Section 4001 of ERISA.

       (e) Each of the Plans is in compliance in all material respects with the requirements of all applicable statutes, orders and governmental rules and regulations currently in effect, including, but not limited to, the Code and ERISA.

      (f) There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue
Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendment necessary to obtain such a favorable determination. Company does not have any commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law).
Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

        (g) Neither Company nor any of its Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section
412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title
I of ERISA.  No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

       (h) None of the Plans promises or provides medical or other welfare benefits to any former employee of Company except as required by COBRA or other applicable law or by the terms of a written agreement with such former employee, and Company has not represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

        (i) Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving

Company and any group of its employees nor has Company experienced any labor interruptions over the past three
(3) years. Company is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

        (j) Except as provided in the Company Stock Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.15     Intellectual Property.

          (a) Except as set forth in Section 2.15 of the Company Schedule, Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, algorithms, processes, and computer software programs or applications ("Intellectual Property") that are used in the business of Company as currently conducted, other than such Intellectual Property the loss of use of which would not have a Material Adverse Effect on Company.

       (b) Section 2.15 of the Company Schedule lists (i) all material patents and patent applications, registered trademarks, trade names and service marks, registered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, and (ii) all material licenses and other agreements as to which Company is a party and pursuant to which any person is authorized to use any Intellectual Property of Company or Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product that is material to its business, except for commercially available software used by Company in the ordinary course of business.

      (c) To the knowledge of Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company, or any Intellectual Property right of any third party to the extent licensed by or through Company, by any third party.

         (d) Company is not in breach of any license or other agreement relating to the Company's Intellectual Property or Third Party
Intellectual Property Rights, except for such breaches which would not, individually or in the aggregate, have a Material
Adverse Effect on Company.

      (e) Company (i) has not been party to any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party. To the knowledge of Company, the design, development, distribution, marketing, licensing or sale of Company's products or services does not infringe on any patent, trademark, service mark or copyright of any third party.

      (f) Company has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual
Property of the rights to such contributions that Company does not already own by operation of law, except such assignments or work for hire agreements of which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Company.

      (g) Company has taken reasonable steps to protect Company's rights in its confidential information and trade secrets that it wishes to protect.

     2.16 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Company as presently conducted.

     2.17 Brokers and Finders. Company has not engaged any broker, finder or investment banker in connection with this Agreement, except Donaldson, Lufkin & Jenrette Securities
Corporation.

     2.18 Environmental Matters. Company (i) has obtained all applicable permits, licenses, and other authorizations that are required under Environmental Laws (as defined below) the absence of which is reasonably likely to have a Material Adverse Effect on Company; and (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all Environmental Laws. "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

     2.19 Accounts Receivable. All accounts receivable of Company (i) are valid, existing and collectible in a manner consistent with Company's past practice without resort to legal proceedings or collection agencies (net of an allowance for doubtful accounts not to exceed $50,000 in the aggregate), (ii) represent monies due in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, contractual rights of set-off, assignment, contractual restrictions, security interests or other encumbrances.

     2.20     Transactions with Affiliates.  Except as set forth in
Section 2.20 of the Company Schedule, no director, officer or other Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of Company or, to Company's knowledge, any person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Company's knowledge, any entity in which any such director, officer or other Affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in (i) any contract, arrangement or understanding with Company, or relating to the business or operations of Company, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Company, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Company.

     2.21 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and has approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders and (iii) determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     2.22 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     2.23 California Hearing. All of the information supplied or to be supplied by Company in connection with the Permit, California Hearing or the Registration Statement (each as defined in Section 5.1), will be true, correct and complete in all material respects.

     2.24 Tax Matters. Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

     2.25 Section 203 of the DGCL Not Applicable. The Board of Directors of Company has approved the Merger and the transactions contemplated by this Agreement, and such approval is sufficient so that the restrictions relating to "business combinations" contained in Section 203 of the DGCL will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     2.26 No Implied Representation. Notwithstanding anything else contained in this Article II or any other provision of this Agreement, it is the explicit intent of each party hereto that Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose as to any of the properties or assets of the business conducted by Company. It is understood that any cost estimates, projections or other predictions contained or referred to in materials that have been or shall hereafter be provided to Parent, Merger Sub or any of their affiliates, agents or representatives, other than contained or referred to in the Company Schedule or any certificate delivered pursuant to this Agreement, are not and shall not be deemed to be representations or warranties of Company.

                           ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent or Merger Sub to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Schedule"), as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary, except for such failures to be so would not have a Material Adverse Effect on Parent. As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its subsidiaries considered as a whole, or a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed, in and of itself, to constitute a Material Adverse Effect on Parent: (i) a change that results from conditions generally affecting the U.S. economy, or the industry in which parent operates (including laws and regulations applicable to such industry), (ii) a change that results from the announcement or pendency of the transactions contemplated hereby,
(iii) a change that results from the taking of any action required by this Agreement, or (iv) a reduction in the stock price of Parent Common Stock.

     3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date
(together, the "Parent Charter Documents").

     3.3 Capitalization. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and
(ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Parent Preferred Stock"). At the close of business on March 15, 2000, (i) 23,029,251 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent,
(iii) 300,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 3,167,793 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("Parent Options") to purchase Parent Common Stock and (v) 51,041 shares of Parent Common Stock were reserved for future issue upon the exercise of outstanding warrants to purchase Parent Common Stock. As of the date hereof, no shares of

Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and held of record by Parent. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of law.

     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the transactions so contemplated, subject only to the filing of the Merger Documents pursuant to DGCL and approval of the issuance of Parent Common Stock at the California Hearing (or alternatively the registration of the Parent Common Stock under the Securities Act of 1933 (the "Securities Act")). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

     3.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Parent Charter Documents, Bylaws or equivalent organizational documents of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), state securities and Blue Sky laws, the rules and regulations of Nasdaq, and the filing of the Merger Documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger
Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     3.6 SEC Filings; Financial Statements.

        (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") on or after October 1, 1999
(the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since
October 1, 1999. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

         (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange
Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

      (c) Parent has made available to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.7 No Undisclosed Liabilities. Neither Parent nor Merger Sub has any liabilities except (i) liabilities reflected, reserved against or otherwise disclosed in the Parent SEC Reports,
(ii) liabilities incurred since December 31, 1999 in the ordinary course of business, (iii) liabilities that individually or in the aggregate do not exceed $100,000, and
(iv) liabilities identified in Section 3.7 of the Parent Schedule.

     3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Parent Schedule, since December 31, 1999, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent, (iii) any split, combination or reclassification of any of Parent's capital stock,
(iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

     3.9 Brokers.  Except for Chase H&Q, a Division of Chase
Securities, Inc., Parent has not engaged any broker, finder or investment banker in connection with this Agreement

     3.10 Board Approval. The Board of Directors of each of Parent and Merger Sub has, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     3.11 Tax Matters. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368 of the Code.

     3.12 Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any liabilities other than in connection with the transactions contemplated hereby.

     3.13 California Hearing. All of the information supplied or to be supplied by Parent in connection with the Permit, California Hearing or the Registration Statement will be true, correct and complete in all material respects.

     3.14 No Implied Representation. Notwithstanding anything else contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that Parent and Merger Sub are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

                           ARTICLE IV
               CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course in all material respects, and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

          In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

         (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

         (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's Intellectual Property other than in the ordinary course of business consistent with past practice, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any of its Intellectual Property;

         (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

         (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company;

         (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement and (ii) shares of Company Stock issuable upon conversion of the bridge loans as contemplated by Section 5.14;

        (g) Cause, permit or propose any amendments to the Company Charter Documents;

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter outside the ordinary course of Company's business consistent with past practice into any joint ventures, strategic partnerships or alliances;

         (i) Sell, lease, license, encumber or otherwise dispose of any of Company's properties or assets other than in the ordinary course of business consistent with past practice;

         (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

         (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

         (l) Make any individual or series of related payments outside of the ordinary course of business in excess of $25,000;

         (m) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

         (n) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $25,000 individually;

         (o) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or settle or compromise any material income Tax liability;

         (p) Engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by this Article IV; or

         (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Merger Sub shall carry on its business in the ordinary course in all material respects and in compliance in all material respects with all applicable laws and regulations and shall not engage in any action that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV.

                          ARTICLE V
                      ADDITIONAL AGREEMENTS

     5.1 California Hearing.

          (a) Parent, Company and Merger Sub will promptly take all necessary steps, including cooperating fully with each other in terms of providing information and reviewing documents, to
(i) apply for and obtain a permit (the "Permit") issued by the California Commissioner of Corporations (the "Commissioner") pursuant to Section 25142 of the CGCL approving the terms and conditions, and the fairness of the terms and conditions, of the issuance of the Parent Common Stock pursuant to this Agreement,
(ii) respond promptly to any comments from the Commissioner,
(iii) participate in the hearing to be held by the Commissioner in connection with the application for the Permit (the
"California Hearing"), and (iv) otherwise use their commercially reasonable efforts to obtain the Permit as soon as possible.
Each party hereto will provide each other party all information reasonably required in connection with the Permit. Each party hereto will use all commercially reasonable efforts to cause the issuance of the Permit as soon as practicable. Each party hereto will notify the others promptly if it receives any comments from the Commissioner or its staff, or it receives any request by the Commissioner or its staff or any other government officials for amendments or supplements to the Permit or any other filing or for additional information. Each party hereto will supply the others with copies of all correspondence between it or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the Permit or other filing. Whenever any event occurs that is required to be included in an amendment or supplement to the Permit or any other filing, each party hereto will promptly inform the other parties of that occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to the shareholders of Company, the amendment or supplement.

      (b) If the Commissioner refuses to hold the California Hearing or issue the Permit (a "Commissioner Refusal"), as promptly as practicable after the Commissioner Refusal, Parent shall prepare and file with the SEC a registration statement of Parent on Form
S-4 (as it may be amended, the "Registration Statement") under the Securities Act to register the issuance of the shares of Parent Common Stock to be issued in connection with the Merger.
Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable. Company shall provide promptly to Parent such information concerning its business and financial statements and affairs, as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with parent's counsel and auditors in the preparation of the Registration Statement.
Each of Company and Parent will respond to any comments of the SEC, and will use its respective reasonable efforts to have the Registration Statement declared effective under the Securities
Act as promptly as practicable after such filing. Each of Company and Parent will prepare and file any filings required to be filed by it under the Exchange Act, the

Securities Act, or other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement.

     5.2 Shareholder Consent. Company shall take all action necessary in accordance with applicable law and the Company Charter Documents to obtain from the holders of a majority of the outstanding shares of the Company Stock their adoption and approval of this Agreement and their approval of the Merger and shall take all other action necessary or advisable to secure the consent of shareholders as required by the DGCL.

     5.3 Confidentiality; Access to Information.

          (a) The parties acknowledge that Company and Parent have previously executed a mutual nondisclosure agreement, dated as of January 13, 2000 (as amended, the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request; provided that such access may be denied to the extent necessary to prevent a breach of any agreement to which Company or Parent is a party, to prevent a violation of law or to preserve attorney-client or work product privileges with respect to pending legal proceedings. Any investigation shall be conducted in such a manner as to minimize the interference with the operation of their respective business. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (c) No party or its representatives shall contact any of the employees, customers, licensors, licensees or strategic partners of, or other having business dealings with, the other party in connection with the transactions contemplated by this Agreement without the prior written authorization of the other party.

     5.4 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company will not, nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal
(as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition
Transaction (as defined below). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer or director of Company or any investment banker or attorney of Company shall be deemed to be a breach of this Section 5.4 by Company.

          For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person of voting securities of Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of Company or any merger, consolidation, business combination or similar transaction involving Company; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any material portion of the assets of Company; or
(C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company.

          In addition to the other obligations of Company set forth in this Section 5.4, Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, and, subject to compliance with the terms of any confidentiality agreement existing on the date of this Agreement, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.
Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

     5.6 Commercially Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions, including, without limitation, Section 5.4, set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article
VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from

Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties required as a result of the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, Company or any subsidiary or Affiliate of Parent or Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

       (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.6(b) requires any change in the Company Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Parent an update to the Company Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Company in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied; provided that, although Parent shall have the right to terminate this Agreement as a result of such change if it would otherwise be entitled to do so pursuant to Section 7.1, if the Closing occurs, Parent shall be deemed to have waived any claim for indemnification under the Shareholder Agreements as a result of such change.

        (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger
Sub contained in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger
Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this
Section 5.6(c) requires any change
in the Parent Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Company an update to the Parent Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Schedule for the purpose of determining (i) the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement and (ii) whether any of the conditions set forth in Section 6 have been satisfied.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plan, whether vested or unvested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding acceleration of vesting upon certain transactions other than those contemplated by this Agreement), except that (i) each Company Stock Option will be or will become exercisable in accordance with its terms for that number of whole shares of Parent Common Stock equal to the product (rounded to the nearest whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Stock Exchange Ratio and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient (rounded to the nearest whole cent) determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Stock Exchange Ratio. Within ten (10) days following the Closing, Parent will send to each holder of an assumed Company Stock Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Stock Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Stock Option.

     5.9 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable, and in any event within 30 days, after the Effective Time and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any such options or other rights remain outstanding.

     5.10 Employees. Employees of Company employed by the Surviving Corporation after the Effective Time will be entitled to participate in such employee benefit plans provided by the Surviving Corporation or Parent after the Closing to the extent and consistent with the terms of such plans. If any employee of Company becomes a participant in any employee benefit plan of Parent or one of its subsidiaries, such employee shall, to the extent permitted by such plan, be given credit for all service with Company prior to the Effective Time for purposes of vesting eligibility and for benefit accrual purposes. Nothing in this
Section 5.10 shall be deemed to constitute an employment contract between the Surviving Corporation and any individual, or a waiver of the Surviving Corporation's right to discharge any employee at any time, with or without cause, subject to the terms of any employment agreement with such employee.

     5.11 Affiliates. Section 5.11 of the Company Schedule sets forth a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act or Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time.

     5.12     Stock Restriction Agreement.  The Stock Restriction
Agreement between Company and Mike Lanza dated as of August 25,
1999 shall be terminated on or before the Closing Date.

     5.13 Existing Bridge Loans. Company has entered into certain Note and Warrant Subscription Agreements and, pursuant thereto, has sold certain Notes and Warrants (the "Notes and Warrants") as shown in Section 5.13 of the Company Schedule. Company has offered to the holders of the Notes and Warrants the right to convert the Notes and Warrants into Company Stock immediately prior to the Closing pursuant to the terms of a Supplement to Subscription Agreement, a copy of which has been delivered to Parent. Any holder of the Notes and Warrants who elects to exercise such conversion right shall be required to execute a Shareholder Agreement as a condition of such conversion.

                           ARTICLE VI
                    CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company.

         (b) Permit. The Commissioner shall have held the California Hearing and issued the Permit, and the Permit shall be in full force and effect or, if a Commissioner Refusal has occurred, the Registration Statement shall have been filed with and declared effective by the SEC.

         (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order
(whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

       (d) Tax Opinion. Company shall have received a written opinion from Sonnenschein Nath & Rosenthal, in form and substance reasonably satisfactory to Company, to the effect that the Merger will constitute a reorganization within the meaning of Section
368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if such counsel does not render such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent renders such opinion. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement
(i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for (A) such failures to be true and correct that do not in the aggregate constitute a Material
Adverse Effect on Parent and (B) those representations and warranties which address matters only as of a particular date
(which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect on Parent" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of, or modification to, Parent
Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

      (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing
Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

      (c) Consents. Parent and Merger Sub shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

      (d) Material Adverse Effect. There shall not have been any Material Adverse Effect on Parent since the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by its President and Chief Financial Officer.

     6.3 Additional Conditions to the Obligations of Parent and
Merger Sub. The obligation of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for (A) such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on Company (provided, however, that such Material Adverse Effect on Company qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.2, 2.21, 2.22 and 2.24, and for purposes of this Section 6.3(a) only, the reference to $150,000 in clause (i) of the definition of Material Adverse
Effect on Company shall be changed to $3,000,000 and the language
"with respect to the applicable representation or warranty" shall be deemed deleted) and (B) those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties,
(i) all "Material Adverse Effect on Company" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President.

      (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the President of Company.

      (c) Affiliate Agreements. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

      (d) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby.

      (e) Material Adverse Effect. There shall not have been any Material Adverse Effect on Company since the date of this Agreement; provided, however, that for purposes of this
Section 6.3(e) only, the reference to $150,000 in clause (i) of the definition of Material Adverse Effect on Company shall be changed to $3,000,000 and the language "with respect to the applicable representation or warranty" shall be deemed deleted. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by its President.

      (f) Dissenters' Rights. Effective demands for payment of dissenters' rights by shareholders of Company shall not equal or exceed five percent of the outstanding shares of the Company
Stock.

      (g) Non-Compete Agreement. Mike Lanza shall have executed and delivered to Parent a Non-Compete Agreement substantially in the form attached hereto as Exhibit D.

      (h) Employment Agreements. The individuals listed on Exhibit G-1 shall have executed and delivered employment agreements with the Surviving Corporation substantially in the form set forth in Exhibit G-2.

     (i) Shareholder Agreements. The Shareholder Agreements shall have been executed and delivered by each of the shareholders of Company listed on Exhibit A-1 and each of the holders of the Notes and Warrants who exercise their conversion rights as provided in Section 5.14, and shall be in full force and effect as of the Effective Time.

                           ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by June 15, 2000 (or, if a Commissioner Refusal has occurred, then 60 days after the date of such Commissioner
Refusal) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

           (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that

Company may not terminate this Agreement pursuant to this paragraph (d) if such breach by Parent is cured during such thirty (30)-day period); or

           (e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then
Parent may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (e) such breach by Company is cured during such thirty (30)-day period).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 2.17, Section 3.9, Section 5.3(a), Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     7.3 Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated;
provided, however, that the aggregate expenses paid by Company
(including investment banking and legal fees) shall not exceed
$1,500,000 (or $1,600,000 in the event of a Commissioner
Refusal).

          (b)  Termination Fee.

             (i)  In the event that the condition set forth in
Section 6.1(a) is not satisfied, then Company shall, within ten days after termination of this Agreement, (A) pay to Parent an amount in cash equal to $3,000,000, and (B) reimburse Parent for Parent's out-of-pocket expenses, up to a maximum of $500,000, incurred in connection with this transaction.

            (ii) In the event that the Closing does not occur as a result of the breach of this Agreement by Company, then Company shall, within ten days after termination of this Agreement, reimburse
Parent for Parent's out-of-pocket expenses, up to a maximum of $500,000, incurred in connection with this transaction. In addition, in the event that any of the following events occurs, then Company shall, within five days after the occurrence of such event, pay to Parent an amount in cash equal to $3,000,000:

                    (x)  this Agreement is terminated because
Company enters into an agreement or understanding for an Acquisition Transaction;

                    (y)  Company enters into an agreement or
understanding for an Acquisition Transaction within three months after termination of this Agreement; or

                    (z)  Company enters into an agreement or
understanding for an Acquisition Transaction within one year after termination of this Agreement, and the acquiring entity (or an affiliate of such acquiring entity) has acquired any equity interest in or loaned money to Company within the three-month period following termination of this Agreement.

          (iii) For purposes of Sections 7.3(b)(ii)(y) and (z) only, the reference to "5% or more" in clause (A) of the definition of Acquisition Transaction (in Section 5.4) shall be changed to "a majority."

          (iv) Company shall not in any event be obligated to pay termination fees under both Section 7.3(b)(i) and
Section 7.3(b)(ii).

           (v) In the event that the Closing does not occur as a result of the breach of this Agreement by Parent or Merger Sub, then Parent shall, within ten days after termination of this Agreement, pay to Company an amount in cash equal to $1,500,000.

          (vi) Each party hereto acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without the agreements contained in this Section 7.3(b), the other parties hereto would not enter into this Agreement. The parties acknowledge that damages resulting from the failure to consummate the Merger as a result of a breach by a party hereto would be difficult to determine and the termination fees payable pursuant to clauses (i), (ii) and (v) above are the parties' best estimate of such damages.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger
Sub and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                           ARTICLE VIII
                       GENERAL PROVISIONS

     8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Digital Insight Corporation
               26025 Mureau Road
               Calabasas, CA 91302
               Attention:  President
               Facsimile:  (818) 878-7555

               with a copy (not constituting notice) to:

               O'Melveny & Myers LLP
               400 S. Hope Street
               Los Angeles, California 90071
               Attention:  Richard Boehmer, Esq.
               Facsimile:  (213) 430-6407

          (b)  if to Company, to:

               1 Kearny Street, 2nd floor
               San Francisco, CA  94108
               Attention:  Mike Lanza
               Facsimile:  (415) 495-7702

               with a copy (not constituting notice) to:
               Sonnenschein Nath & Rosenthal

               685 Market Street, 6th floor
               San Francisco, CA  94105
               Attention:  Robin M. Edwards, Esq.
               Facsimile:  (415) 543-5472

     8.2 Interpretation; Definitions.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include,"
"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b)  For purposes of this Agreement:

               (i) the term "knowledge" of a party hereto, with respect to any matter in question, means the actual knowledge of the executive officers of such party, without any duty of inquiry or investigation;

              (ii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

     8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


 [The remainder of this page has been intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                              DIGITAL INSIGHT CORPORATION



                              By:  /s/ John Dorman
                                   -----------------------------
                                   John Dorman
                                   President



                              By:   /s/ Kevin McDonnell
                                   -----------------------------
                                   Kevin McDonnell
                                   Chief Financial Officer




                              CALABASAS ACQUISITION CORP.



                              By:  /s/ John Dorman
                                   ----------------------------
                                   John Dorman
                                   President



                              By:  /s/ Kevin McDonnell
                                   ----------------------------
                                   Kevin McDonnell
                                   Treasurer




                              1VIEW NETWORK CORPORATION



                              By:  /s/ Mike Lanza
                                   ---------------------------
                                   Mike Lanza
                                   President



              [Signature page to Merger Agreement]

                           Exhibit A-1

                     LIST OF PERSONS TO SIGN
                      SHAREHOLDER AGREEMENT


Mike Lanza (at time of signing of Agreement and Plan of Merger)
Charles Spear (before Closing)
Brian Topping (before Closing)
Raj Vridhachalam (before Closing)
David Gurevich (before Closing)

                           Exhibit A-2

                  FORM OF SHAREHOLDER AGREEMENT

          THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of ______, 2000, between Digital Insight
Corporation, a Delaware corporation ("Parent"), and the undersigned, a shareholder (the "Shareholder") of 1View Network
Corporation, a Delaware corporation ("Company").

                            RECITALS

          A. Parent, Calabasas Acquisition Corp. and Company are entering into an Agreement and Plan of Merger (the "Merger
Agreement") which provides for the merger (the "Merger") of Calabasas Acquisition Corp. with and into Company.

          B. Shareholder is a shareholder of Company and, upon consummation of the Merger as contemplated by the Merger
Agreement, the shares of Company Stock held by Shareholder will be converted into cash and shares of the Common Stock of Parent.

          C. Certain of the other shareholders of Company are entering into agreements similar to this Agreement.

          D. As an inducement to Parent to enter into the Merger Agreement and in consideration of the execution of the Merger Agreement by Parent, Shareholder agrees as set forth below.

          NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1. Representations of Shareholder. Shareholder hereby represents and warrants to Parent that Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement and this Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable in accordance with its terms. Shareholder also represents and warrants that Shareholder has carefully reviewed the Merger Agreement, especially the representations and warranties of Company contained in Article II of the Merger Agreement.

          2. Indemnification. (a) Provided that the Closing has occurred, Shareholder will, severally but not jointly, indemnify and hold harmless Parent and its affiliates, including the Surviving Corporation, each of their respective officers, directors, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Indemnified Parties") from and against all claims, losses, liabilities, damages (other than special or unforeseeable damages) and expenses (net of any tax benefit that such Indemnified Party (or any affiliate thereof) has actually received as a result thereof), including, without limitation, attorneys' fees and costs of investigation and litigation (collectively, "Damages") arising out of or relating to (i) any breach of the representations and warranties made by Company in
Article II of the Merger Agreement or in the certificates delivered by Company pursuant to Sections 6.3(a) and 6.3(e) of the Merger Agreement, subject however to the provisions of
Section 5.6(b) of the

Merger Agreement, (ii) any breach of the representations and warranties of Shareholder contained in Section 1 of this Agreement, or (iii) any payments in excess of $100,000 to Athena Design, Inc. with respect to the Source Code
License Agreement, dated December 13, 1999, between Athena Design, Inc. and Company.

          (b) Notwithstanding the foregoing, no shareholder of Company shall be required to pay any amount for Damages with respect to clause (i) of subsection (a) above of this Agreements or similar shareholder agreements executed by other shareholders of Company, unless the aggregate amount otherwise payable by such shareholders with respect to all claims for indemnification pursuant to clause (i) of subsection (a) above of this Agreement or similar shareholder agreements executed by other shareholders of Company would exceed $500,000 (the "Deductible"), whereupon only the amount of Damages otherwise payable above the Deductible shall be payable by such shareholders. The Deductible does not apply to Damages payable with respect to clauses (ii) or (iii) of subsection (a) above.

          (c) With the exception of claims based upon fraud, from and after the Closing Date, recourse of the Indemnified Parties to Shareholder's Holdback Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties against Shareholder for Damages with respect to clauses (i) and (iii) of subsection (a) above. Any claim for indemnification for Damages hereunder shall be offset or reduced by the amount of any insurance proceeds received by the Indemnified Parties for such Damages unless the payment of such insurance proceeds alone results or is reasonably likely to result in a material modification of the premium or other material terms of the applicable insurance policy.

          (d) Indemnification with respect to Damages with respect to clauses (i) and (iii) of subsection (a) above shall expire on the first anniversary of the Closing Date; provided, however, that if prior to that date notice of any claim for Damages has been given by an Indemnified Party as provided herein, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

          (e) Shareholder shall not have any liability for Damages which arise solely as a result of (i) actions taken by or on behalf of, or omissions of, Parent or the Surviving Corporation after the Closing; (ii) changes in accounting methods or policies of the Surviving Corporation after the Closing; or
(iii) the passing of, or any change in, after the Closing, any law or administrative practice of any Governmental Entity in any such case not actually in force as of the date of this Agreement (even if retroactive in effect), including any increase in the tax rates in effect on the date of this Agreement or the imposition of any tax not in effect on the date of this Agreement.

          (f) Promptly after receipt by an Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Indemnified Party shall give notice thereof in writing to the Shareholder, but the omission to so notify the Shareholder promptly will not relieve the Shareholder from any liability except to the extent that the Shareholder shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense, including an estimate, if practicable, of the amount of

Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified party's request for indemnification under this Agreement.

          (g) With respect to third party claims, if within 20 days after receiving the notice described in clause (f) above, the Shareholders' Agent (as defined in Section 4 below) gives written notice to the Indemnified Parties stating that the former shareholders of Company (the "Shareholders") dispute and intend to defend against such claim, liability or expense at their own cost and expense, then counsel for the defense shall be selected by the Shareholders' Agent (subject to the consent of the Indemnified Parties, which consent shall not be unreasonably withheld) and the Indemnified Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Shareholders' Agent is conducting a good faith and diligent defense at the expense of the Shareholders; provided, however, that the assumption of defense of any such matters by the Shareholders' Agent shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Shareholders' Agent shall have the right, with the consent of the Indemnified Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, provided the Shareholders' and other indemnifying parties' obligations to indemnify the Indemnified Parties therefor will be fully satisfied. The Shareholders' Agent shall furnish the Indemnified Parties with all documents and information that the Indemnified Parties shall reasonably request and shall consult with the Indemnified Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, each Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying parties and the Indemnified Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, in the reasonable opinion of the Indemnified Parties, the expense of one separate counsel for the Indemnified Parties shall be paid by the Shareholder and other indemnifying parties. If no such notice of intent to dispute and defend is given, or if such diligent good faith defense is not being or ceases to be conducted in the reasonable opinion of the Indemnified Parties, the Indemnified Parties shall undertake the defense of (with counsel selected by the Indemnified Parties), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense.

     3. [THIS VERSION OF SECTION 3 TO BE USED FOR SHAREHOLDERS OWNING 60,000 OR LESS SHARES OF COMPANY.] Lock-Up Agreement. Shareholder agrees that Shareholder will not, without the prior written consent of Parent, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to any shares of Parent Common Stock to be received by Shareholder under the Merger Agreement until the earlier of 90 days after any underwritten public offering of Parent Common Stock and 180 days after the Closing.

          3. [THIS VERSION OF SECTION 3 TO BE USED FOR SHAREHOLDERS OWNING MORE THAN 60,000 SHARES OF COMPANY.] Lock-Up Agreement. Shareholder agrees that Shareholder will not, without the prior written consent of Parent, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to, any shares of Parent Common Stock to be received by Shareholder under the Merger Agreement for a period of 180 days after the Closing. After said 180-day period, 25% of the shares of Parent Common Stock to be received by Shareholder under the Merger Agreement and all of the other shares of Parent Common Stock held by Shareholder will be freed from the restrictions of this Section 3 and an additional 25% of the shares of Parent Common Stock to be received by Shareholder under the Merger Agreement will be freed from the restrictions of this Section 3 after nine months after the Closing. One year after the Closing, all such shares of Parent Common Stock will be freed from this Section 3.

          4.   Shareholders' Agent. Shareholder hereby
irrevocably appoints Mike Lanza as his, her or its agent and as the agent for purposes of all matters relating to this Agreement and the Escrow Agreement (the "Shareholders' Agent"), and Mike Lanza hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Shareholders' Agent on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of Shareholder by the Shareholders' Agent, as fully binding upon Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders, then the former shareholders of Company holding a majority of the shares of Parent Common Stock issued in the Merger under Merger Agreement shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" in accordance with this Section 4. The Shareholders' Agent shall be reimbursed by the Shareholders for his reasonable out-of-pocket expenses incurred in connection with serving as the Shareholders' Agent under this Agreement and the Escrow Agreement. Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf Holdback Shares were contributed to the Escrow Account shall severally indemnify Shareholders' Agent and hold Shareholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of Shareholders' Agent and arising out of or in connection with the acceptance or administration of Shareholders' Agent's duties hereunder and under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by Shareholders' Agent.

          5.   Miscellaneous.

          (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

          (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given on the date of delivery if delivered personally or by a commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or such other address or telecopy numbers for a party as shall be specified by like notice):

     If to Parent:  Digital Insight Corporation
                    26025 Mureau Road
                    Calabasas, California 91302
                    Attention:  President
                    Facsimile:  (818) 878-7555

                    With a copy (not constituting notice) to:

                    O'Melveny & Myers LLP
                    400 S. Hope Street
                    Los Angeles, California 90071
                    Attention:  Richard Boehmer, Esq.
                    Facsimile:  (213) 430-6407

     If to Shareholder: To the address for notice set forth on the signature page hereof.

          (e) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to rules of conflicts of law.

          (f) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

          (g) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

          (h) Terms. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Merger
Agreement.

          (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

 [The remainder of this page has been intentionally left blank]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


DIGITAL INSIGHT CORPORATION         SHAREHOLDER



By:  __________________________     By:__________________________
     Signature                           Signature

Name:__________________________     Name:________________________

Title:__________________________    Title:_______________________


                                    Print Address:

                                    _________________________


                                    _________________________


                                    _________________________



                                    Telephone:
                                    ______________________


                                    Fax no.:
                                    ________________________




            [Signature page to Shareholder Agreement]

                            Exhibit B

                    FORM OF ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this "Agreement") is entered into as of ______ __, 2000, by and between Digital Insight Corporation, a Delaware corporation ("Digital Insight"), Mike Lanza (the "Shareholders' Agent"), as agent for the former shareholders of 1View Network Corporation, a Delaware corporation ("Company"), and ___________________, a
_________________________, as Escrow Agent (the "Escrow Agent").

                       W I T N E S S E T H

          WHEREAS, Digital Insight, Calabasas Acquisition Corp. and Company, have entered into an Agreement and Plan of Merger, dated as of April 8, 2000 (the "Merger Agreement"), pursuant to which Calabasas Acquisition Corp. will be merged with and into Company and all the capital stock of Company will be converted into Common Stock, $0.001 par value per share, of Digital Insight (the "Digital Insight Common Stock"); and

          WHEREAS, the Merger Agreement requires that _____ shares of Digital Insight Common Stock (the "Shares") be deposited in escrow at the Closing (as defined in the Merger
Agreement); and

          WHEREAS, Digital Insight desires that the Escrow Agent hold in escrow the Shares in accordance with the terms and conditions hereinafter set forth, and the Escrow Agent has agreed to act as Escrow Agent hereunder, in accordance with the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be bound legally, agree as follows:

     Section 1. Appointment of Escrow Agent. Digital Insight hereby appoints and designates the Escrow Agent, and the Escrow
Agent hereby agrees, to receive the Shares and to hold and deliver the Shares as set forth herein.

     Section 2.     Escrow Deposit.

     2.1 Deposit. There is hereby established a separate escrow account with the Escrow Agent in which Digital Insight, simultaneously with the execution of this Escrow Agreement, is depositing with the Escrow Agent the Shares, to be held and disbursed by the Escrow Agent as hereinafter set forth.

     2.2 Receipt. The Escrow Agent hereby acknowledges receipt of and accepts the Shares in escrow and agrees to hold and keep same in accordance with the terms and conditions hereof and for the uses and purposes stated herein.

     2.3 Escrow Period. The Escrow shall be in existence immediately following the Effective Time, as defined in the Merger Agreement, and shall terminate at 5:00 p.m. (Pacific Time) on the date which is twelve (12) months after the Effective Time (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any portion of the Shares, which in the reasonable judgment of Digital Insight is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent and Shareholder's Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved and the Escrow Agent has received notice thereof from Digital Insight, the Escrow Agent shall deliver to the persons listed on Annex I to this Agreement (the "Company Shareholders") that number of Shares determined by multiplying the total number of Shares then held by Escrow Agent by the percentage set forth next to the name of each Company Shareholder on Annex I.

     2.4 Ownership. The Company Shareholders shall have all indicia of ownership of the Shares while they are held in the escrow account, including, without limitation, the right to vote the Shares (subject to Section 4.1 hereof) and the obligations to pay all taxes, assessments, and charges with respect thereto, but excluding the right to sell, transfer, pledge or hypothecate or otherwise dispose of any Shares; provided, that any distribution on or with respect to the Shares and any other shares or securities into which such Shares may be changed or for which they may be exchanged pursuant to corporate action of Digital Insight affecting holders of Digital Insight Common Stock generally shall be delivered to and held by Escrow Agent in the escrow account and shall be subject to the provisions herein. Except as contemplated hereunder, no Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, other than by will or by the laws of descent or distribution in the event of the death of a Company Shareholder, by a Company Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Company Shareholder. Digital Insight shall treat the Shares as outstanding for accounting purposes.
In addition, within seven (7) days after the Closing, Digital Insight and the Company Shareholders shall provide Escrow Agent with executed W-9 forms for tax reporting purposes.

     2.5 Distributions. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Digital Insight Common Stock received upon a stock split or stock dividend) shall be promptly distributed by the Escrow Agent to, and for tax reporting purposes shall be allocable to, the beneficial holder of the Shares to which such distribution relates. Any shares of Digital Insight Common Stock received by the Escrow Agent upon a stock split or stock dividend made in respect to the Shares shall be added to the escrow account and become a part thereof.

     Section 3. Procedures for Disbursement. The Escrow Agent shall hold the Shares for the exclusive benefit of Digital Insight and the Company Shareholders, as provided in this Escrow Agreement, and shall disburse the Shares only in accordance with the following terms and conditions:

          3(a) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's
Certificate from Digital Insight, the Escrow Agent shall, subject to the provision of Section 3(b) hereof, deliver to Digital
Insight the number of Shares
specified in the Officer's Certificate. "Officer's Certificate" shall mean a certificate signed by any officer of Digital Insight:
(A) stating that Digital Insight has incurred "Damages," as defined in the form of Shareholder Agreement attached to the Merger Agreement, for which it is entitled to indemnity (hereinafter individually, a "Loss" and collectively, "Losses"), (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, and (C) the number of Shares to be delivered to Digital Insight, which shall be equal to the amount of Loss divided by $54.55.

          3(b) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder's Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Digital Insight of any portion of the Shares. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the number of Shares requested by Digital Insight in its Officer's Certificate; provided, however, that no such delivery may be made if the Shareholder's Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall contain specific bases upon which such objection is being made and shall have been delivered to the Escrow Agent and Digital Insight prior to the expiration of such thirty (30) day period. If the Shareholder's Agent only objects in part to the claim made in the Officer's Certificate, any amounts not objected to will be paid by the Escrow Agent to Digital Insight.

          3(c) If by the termination of the Escrow Period, the Escrow Agent has not received any written instructions or other documents specified in Section 3 directing the release of the Shares, the Escrow Agent shall deliver the Shares to the Company Shareholders, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto.

          3(d) Upon disbursement of the Shares in accordance with this Section 3, regardless of whether prior to the expiration of the Escrow Period, the Escrow Agent shall be discharged from all obligations under this Escrow Agreement and shall have no further duties or responsibilities in connection herewith.

     Section 4.     Escrow Agent.

     4.1 Duties. The Escrow Agent undertakes only to accept, hold and disburse the Shares in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall not be under any duty to give the Shares any greater degree of care than it gives its own similar property. With respect to any matter on which the holders of Digital Insight Common Stock are entitled to vote, the Escrow Agent shall vote the Shares that it is entitled to vote as directed in writing by Shareholders' Agent.

     4.2 Fees and Expenses. Digital Insight shall pay all of the Escrow Agent's standard charges for professional services and its other charges in connection with the Escrow Agent's service under this Agreement.

     4.3 Indemnification. Except with respect to claims based upon gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Digital Insight shall indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) from and against any and all costs, losses, claims, damages, liabilities and expenses (including reasonable costs of investigation, court costs and attorney's fees and related other charges) which may be imposed upon or incurred by the Escrow Agent in connection with its service as Escrow Agent hereunder, including any litigation arising from this Escrow
Agreement or involving the subject matter hereof.

     4.4 Ambiguity or Dispute. If the Escrow Agent is uncertain as to its duties and rights hereunder, or if any objections are received with respect to actions proposed to be taken by the Escrow Agent under Section 3, or in the event of any other dispute between or conflicting claims by or among Digital Insight or any Company Shareholders with respect to the Shares, the Escrow Agent shall be entitled, at its sole option, to refuse to comply with any demands, claims or instructions and to refrain from taking any action other than to keep all property held by it in escrow until the Escrow Agent is directed otherwise in joint written instructions signed by Digital Insight and the Shareholders' Agent or by a judgment by a court of competent jurisdiction, and the Escrow Agent is authorized to deposit the Shares with, or commence an interpleader action in, any court of competent jurisdiction, whereupon the Escrow Agent shall be relieved of any further obligation pursuant hereto. The Escrow Agent shall not be or become liable in any way for actions taken in accordance with this Section 4.4.

     4.5 Resignation. The Escrow Agent reserves the right to resign as Escrow Agent at any time, provided ten day's prior written notice is given to the other parties hereto. Digital Insight reserves the right to remove the Escrow Agent by written notice at any time, provided that such notice is given to the Escrow Agent at least ten days prior to the effectiveness of such removal.

     Section 5.     Liabilities of Escrow Agent.

     5.1  Limitations on Escrow Agent's Responsibility and
Liability.

          5.1(a)    The Escrow Agent does not have any interest
in the Shares but is serving as escrow holder only, having only possession thereof. The Escrow Agent makes no representation as to the validity, value, genuineness or sufficiency of the Shares.

          5.1(b)    The Escrow Agent shall be under no duty to
accept instructions from any person other than Digital Insight or the Shareholder's Agent, and shall only accept such instructions to the extent and in the manner provided in this Escrow
Agreement.

          5.1(c)    The Escrow Agent shall be permitted to
consult with counsel of its choice and shall not be liable for any action taken, suffered, or omitted by it in good faith in accordance with the advice of such counsel.

          5.1(d)    The Escrow Agent shall not be liable, except
for its own gross negligence or willful misconduct, and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, Digital Insight shall indemnify and hold harmless the Escrow Agent (and any successor to the Escrow Agent) as provided in Section 4.3.

          5.1(e)    The Escrow Agent shall not be liable for loss
or damage resulting from any good faith act or forbearance of the Escrow Agent, any default, error, action or omission of any party other than the Escrow Agent, any delay that is not caused by the Escrow Agent, the Escrow Agent's assertion or failure to assert any cause of action or defense in any judicial or administrative proceeding, or any loss or damage that arises after the Shares has been disbursed in accordance with the terms of this Escrow Agreement.

     5.2 Reliance. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or signature believed by it to be genuine, and may assume that any person purporting to give notice or receipt or advice or to make any statement or to execute any document in connection with the provisions hereof has been duly authorized to do so.

     5.3 No Implied Duties; Collateral Agreements. The Escrow Agent shall not be obligated to perform any duties that are not expressly set forth in this Escrow Agreement, and no implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent.

     Section 6. Termination. This Escrow Agreement shall be terminated on the earlier of (i) the disbursement by the Escrow Agent of the Shares, or (ii) the termination of the Escrow Period, except as provided in Section 2.3 above. This Escrow Agreement shall not be otherwise terminated. The rights of the Escrow Agent and the obligations of Digital Insight under Sections 4.2 and 4.3 shall survive notwithstanding termination of this Agreement or the resignation of the Escrow Agent.

     Section 7.     Other Provisions.

     7.1 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     To Digital Insight:  Digital Insight Corporation
                          26025 Mureau Road
                          Calabasas, California  91302
                          Attention:  President
                          Facsimile: (818) 878-7555

                          With a copy (which shall not constitute
                          notice) to:

                          O'Melveny & Myers LLP
                          400 S. Hope Street
                          Los Angeles, California  90071
                          Attention:  Richard Boehmer, Esq.
                          Facsimile: (213) 430-6407

     To the Escrow Agent: _________________________
                          _________________________
                          _________________________
                          _________________________
                          Attention:  ________________
                          Facsimile:  _____________

     To the Shareholders' Agent:   Mike Lanza
                                   810 Arkansas Street
                                   San Francisco, California  94107
                                   Facsimile:  (603) 415-5782

                          With a copy (which shall not constitute
                          notice) to:

                          Sonnenschein Nath & Rosenthal
                          685 Market Street, 2nd Floor
                          San Francisco, CA  94105
                          Attention:  Robin M. Edwards, Esq.
                          Facsimile:  (415) 543-5472


     7.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and the Company Shareholders or their respective successors and assigns as permitted hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of the other parties hereto.

     7.3 Entire Agreement; Amendment. This Agreement contains all the terms agreed upon by the parties with respect to the escrow arrangement that is the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     7.4 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

     7.5 Headings. The headings of the sections and subsections of this Agreement are for purposes of reference only and do not evidence the intentions of the parties.

     7.6 Severability. In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Agreement is in violation of any applicable law, each such provision or requirement shall be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable, and all other provisions and requirements of this Agreement shall remain in full force and effect.

     7.7 Governing Law. This Agreement shall be governed by, and construed according to, the laws of California (without regard to the choice of law provisions thereof).

     7.8 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


 [The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.


                              DIGITAL INSIGHT CORPORATION



                              By:  _____________________________
                                   Name:
                                   Title:




                              [                   ],
                              AS ESCROW AGENT



                              By:  _____________________________
                                   Name:
                                   Title:  Authorized Officer




                              MIKE LANZA,
                              AS SHAREHOLDERS' AGENT



                              ___________________________________

                             Annex I

                      COMPANY SHAREHOLDERS


          Name           Address                  Percentage

                            Exhibit C

               FORM OF COMPANY AFFILIATE AGREEMENT

          THIS COMPANY AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of _____________, 2000, by and between Digital Insight Corporation, a Delaware corporation ("Parent"), and the undersigned shareholder who may be deemed an affiliate ("Affiliate") of 1View Network Corporation, a Delaware corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                            RECITALS

          A. Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 8, 2000, which provides for the merger (the "Merger") of a wholly owned subsidiary of Parent ("Merger Sub") with and into Company. Pursuant to the Merger, all outstanding capital stock of Company (the "Company Stock") shall be converted into the right to receive common stock of Parent;

          B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Company, as that term is used for purposes of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") and of Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement.

          NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, Company and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement.

          2. Beneficial Ownership of Company Stock. The Affiliate is the sole record and beneficial owner of the number of shares of Company Stock set forth below its name on the signature page hereto (the "Shares"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind, other than any claim, lien, charge, security interest or other encumbrance or right of first refusal in favor of Company. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company Stock and common stock of Parent ("Parent Common Stock") acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

          3.   Compliance with Rule 145 and the Securities Act.

          (a) Affiliate has been advised that (i) the resale of shares of Parent Common Stock acquired by Affiliate in connection with the Merger will be subject to restrictions set forth in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) Affiliate may be deemed to be an affiliate of Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

          (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent
(i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee) and, if less than all shares represented by a certificate have been thus sold, a substituted certificate representing the unsold balance shall be issued), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof either (a) is no longer subject to Rule 145 or (b) may be made currently in accordance with Rule 145(d)(3).

          4. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Merger Agreement pursuant to Article VII of the Merger Agreement.

          5.   Miscellaneous.

          (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

          (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (d)  Injunctive Relief.  Each of the parties
acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

          (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision.

          (f) Entire Agreement. This Agreement, the Merger Agreement and any other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

          (g) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

          (h) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

          (i) Third Party Reliance. Counsel to and independent auditors for Parent and Company shall be entitled to rely upon this Affiliate Agreement.

          (j) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

          (k) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:     Digital Insight Corporation
                  26025 Mureau Road
                  Calabasas, CA 91302
                  Attention:  President
                  Facsimile:  (818) 878-7555

                  With a copy to:

                  O'Melveny & Myers LLP
                  400 S. Hope Street
                  Los Angeles, California 90071
                  Attention:  Richard Boehmer, Esq.
                  Facsimile:  (213) 430-6407

If to Affiliate:  To the address for notice set forth on the signature page hereof.

          (l) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.


DIGITAL INSIGHT CORPORATION        AFFILIATE



By:___________________________     By: __________________________



Name:_________________________     Affiliate's Address for Notice:

Title:________________________     ______________________________

                                   ______________________________

                                   ______________________________




                                   Shares beneficially owned:

                                   ____________    shares of the
                                                  Company Stock

                                   ____________    shares of the
                                                   Company Stock
                                                   issuable  upon
                                                   exercise of
                                                   outstanding options

                                   ____________    shares of
                                                   Parent Common Stock



             [Signature Page to Affiliate Agreement]

                            Exhibit D

                  FORM OF NON-COMPETE AGREEMENT

          THIS NON-COMPETE AGREEMENT (this "Agreement") is made and entered into as of _______________, 2000, among 1View Network Corporation, a Delaware corporation ("Company"), Digital Insight Corporation ("Parent"), a Delaware corporation and holder of all of the issued and outstanding shares of Company, and the undersigned ("Shareholder"). Reference is made to that certain Agreement and Plan of Merger, dated as of April 8, 2000 (the "Merger Agreement"), by and among Parent, Company and Calabasas Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), which provides for
(a) Merger Sub to be merged with and into Company, with Company continuing as the surviving corporation (the "Surviving Corporation"); and (b) all of the outstanding capital stock of Company to be converted into cash and shares of Parent's capital stock. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                       W I T N E S S E T H

          WHEREAS, on the date hereof, as a result of the consummation of the transactions described in the Merger
Agreement, Parent owns all of the issued and outstanding shares of capital stock of Surviving Corporation;

          WHEREAS, Parent and Surviving Corporation are engaged in, among other things, the business of providing internet enabled bill presentment and payment services and aggregation of financial data (the "Business");

          WHEREAS, Shareholder has considerable experience and knowledge with respect to the operation of the Business and knows or has access to confidential information and/or trade secrets associated with the operation of the Business that are competitively valuable;

          WHEREAS, if Parent and Surviving Corporation are to receive the full value of the transactions consummated pursuant to the Merger Agreement, Parent and Surviving Corporation must have full and enforceable assurances from Shareholder that Shareholder will preserve and protect, and will not use, the aforementioned confidential information and trade secrets. Without such assurances, Parent and Company would not have agreed to the transactions described in the Merger Agreement; and

          WHEREAS, if Parent and Surviving Corporation are to receive the full value of the transactions consummated pursuant to the Merger Agreement, they must have the agreement of Shareholder that, following the Closing, Shareholder will not compete with the Business of Parent and Surviving Corporation. Without such an agreement, Parent and Company would not have agreed to the transactions described in the Merger Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Non-Competition. In view of the fact that any activity of Shareholder in violation of the terms hereof would deprive Parent, Surviving Corporation and their affiliates (as defined below) of the benefit of the bargain under the Merger Agreement, as a material inducement to and a condition precedent of Parent's obligations thereunder, and to preserve the goodwill associated with Surviving Corporation's business, Shareholder hereby agrees to the following restrictions on his activities:

          Shareholder hereby agrees that during the period commencing on the date hereof and ending 18 months after the date hereof, he will not, without the express written consent of Parent, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person (as defined below) other than Parent or Surviving Corporation (or any affiliate of Parent or Surviving Corporation), whose business, activities, products or services are competitive with the Business conducted by Parent or Company (or any affiliate of Parent or Company) as of the date hereof. Without implied limitation, the foregoing covenant shall include soliciting, for or on behalf of Shareholder or any such competitor, any client of Surviving Corporation, and diverting to any person any client or business opportunity of Surviving Corporation. The parties intend that the covenant contained in the preceding portion of this paragraph shall be construed as a series of separate covenants, one for each of the separate geographical areas to which this Agreement applies. Except for the geographic coverage, the terms of each such covenant shall be deemed identical to the terms of the covenant described above.

          Shareholder hereby agrees that during the period commencing on the date hereof and ending 18 months after the date hereof, he will not, without the express written consent of Parent, directly or indirectly, anywhere in the United States, solicit for employment, for or on behalf of himself or any such competitor, any officer or employee of Surviving Corporation, or encourage, for or on behalf of himself or any such competitor, any such officer or employee to terminate his or her relationship or employment with Surviving Corporation.

          Notwithstanding anything herein to the contrary, Shareholder may retain, but not increase, his ownership interest in Just In Time Solutions, Inc. and make passive investments in any enterprise, the shares of which are publicly traded, if such investment constitutes less than five (5) percent of the equity of such enterprise, and Shareholder may purchase shares of Parent's common stock without limitation hereunder.

          As of the date of this Agreement, Shareholder has no business interests in or relating to the Business whatsoever other than his interest in Company, and other than his interest as a shareholder of Just In Time Solutions, Inc. and interests in public companies of less than five (5) percent.

          For purposes of this Agreement, the term "person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization, and any reference to an "affiliate" of a person shall be deemed to include any person controlling, controlled by or under common control with such person.

     Section 2. Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated by the Merger Agreement, (b) all such provisions are given as an integral and essential part of the transactions contemplated by the Merger Agreement, and (c) but for the covenants of Shareholder contained in this Agreement, the other parties hereto would not have entered into or consummated the transactions contemplated by the Merger Agreement. Shareholder has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the Business to be conducted by Parent, Surviving Corporation and their affiliates.

     Section 3. Certain Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by Shareholder will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy they may have, Parent and Surviving Corporation shall be entitled to enforce the specific performance of this Agreement by Shareholder through both temporary and permanent injunctive relief without the necessity of proving actual damages, but without limitation of their right to damages and any and all other remedies available to them, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which Shareholder may have against Parent, Surviving Corporation or any of their affiliates shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement.

     Section 4. Jurisdiction. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of California to construe and enforce the covenants contained in this Agreement. In the event that the courts of any state shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect the right of Parent, Surviving Corporation or any of their affiliates to the relief provided for herein in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective states, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

      Section 5. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been given on the date of delivery if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or such other address or telecopy numbers for a party as shall be specified by like notice):

To Parent           Digital Insight Corporation
or Surviving        26025 Mureau Road
Corporation:        Calabasas, California  91302
                    Attention:  President
                    Facsimile:  (818) 878-7555

                    with a copy (not constituting notice) to:

                    O'Melveny & Myers LLP
                    400 South Hope Street
                    Los Angeles,  California  90071
                    Attention:  Richard Boehmer, Esq.
                    Facsimile:  (213) 430-6407

To Shareholder:     Mike Lanza
                    810 Arkansas Street
                    San Francisco, California  94107
                    Facsimile:  (603) 415-5782

                    with a copy (not constituting notice) to:

                    Sonnenschein Nath & Rosenthal
                    685 Market Street, 6th Floor
                    San Francisco, California  94105
                    Attention:  Robin M. Edwards, Esq.
                    Facsimile:  (415) 543-5472


     Section 6. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of California, and shall not be modified or discharged in whole or in part except by an agreement in writing signed by Employee and the other parties hereto. The prevailing party in any controversy hereunder shall be entitled to reasonable attorneys' fees and expenses. The failure of any of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon, successors of Parent and Company by way of merger, consolidation or transfer of substantially all the assets of Parent or Company as applicable, and may not be assigned by Employee. This
Agreement supersedes all prior understandings and agreements between the parties relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                              1VIEW NETWORK CORPORATION



                              By:  ______________________________
                                   Name:
                                   Title:




                              DIGITAL INSIGHT CORPORATION



                              By:  ______________________________
                                   Name:
                                   Title:




                              SHAREHOLDER



                              _______________________________
                              Mike Lanza








            [Signature page to Non-Compete Agreement]

                            Exhibit E

                       FORM OF CERTIFICATE
                       OF INCORPORATION OF
                      SURVIVING CORPORATION


                              Name

          One:  The name of the corporation is 1View Network
Corporation (hereinafter called the "Corporation").

                             Address

          Two: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust
Company.

                             Purpose

          Three: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                        Authorized Shares

          Four: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock with a par value of $0.01 per share.

                         Director Power

          Five: The directors shall have the power to adopt, amend or repeal Bylaws, except as may otherwise be provided in the Bylaws.

                       Director Liability

          Six: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

                       Corporation Rights

          Seven: The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

                            Exhibit F

                  FORM OF CERTIFICATE OF MERGER


                      CERTIFICATE OF MERGER
                               OF
                   CALABASAS ACQUISITION CORP.
                              INTO
                    1VIEW NETWORK CORPORATION


          The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

             Name                       State of Incorporation
      Calabasas Acquisition Corp.            Delaware
      1View Network Corporation              Delaware

          SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporations Law of the State of Delaware.

          THIRD: That the name of the surviving corporation of the merger is 1View Network Corporation.

          FOURTH:  That the Certificate of Incorporation of 1View
Network Corporation, a Delaware corporation, the surviving corporation, shall, upon consummation of the merger, be amended and restated in its entirety as set forth on Appendix A attached to this Certificate of Merger.

          FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 26025 Mureau Road, Calabasas, California 91302.

          SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either of the constituent corporations.


 [The remainder of this page has been intentionally left blank]

          IN WITNESS WHEREOF, 1View Network Corporation has caused this Certificate of Merger to be executed by its duly authorized officer this ______ day of _________________, 2000.


                              1VIEW NETWORK CORPORATION




                              By: _____________________________
                                  Name:
                                  Title:

                           Exhibit G-1

                   LIST OF INDIDIVUALS TO SIGN
                      EMPLOYMENT AGREEMENTS

Mike Lanza
Jason Gilbert
Doug Reed
John Johnston
Scott Hunt

                           Exhibit G-2

                  FORM OF EMPLOYMENT AGREEMENT

     This Agreement is entered into as of ____________, (the
"Effective Date") by and between Digital Insight Corporation
(the "Company") and ____________________ (the "Executive").

     1.   Duties and Scope of Employment.

          (a) Positions and Duties. As of the Effective Date, Executive will serve as ______________________ of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company and the Bylaws of the Company, as shall reasonably be assigned to him by ______________________. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

          (b) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote substantially all of his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Executive Vice President, New Ventures of the Company, such approval not to be unreasonably withheld; provided, however, that service on Boards of Directors and service on behalf of charitable, trade, and non-profit organizations shall not constitute a breach of this Section 1(b).

     2. Term. Subject to the other terms and conditions of this Agreement, Executive's employment by the Company shall be for a term of __ months commencing on the date hereof (the "Term"). If Executive's employment continues beyond the Term, such employment shall be terminable at will. The effective date of the termination of Executive's employment with the Company, regardless of the reason therefor, is referred to in this Agreement as the "Date of Termination."

     3.   Compensation.

          (a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a minimum base salary at the annualized rate of $__________ (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding.

          (b) Stock Options. As of the Effective Date, Executive will be eligible to receive management stock option grants consistent with option grants granted to other top executives in the Company. Such option grants will be subject to the terms, definitions, and provisions of the Company's Stock Plan (the "Option Plan"), which document is incorporated herein by reference.

     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the directors and officers, health and other insurance and other employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's bonus plans and group medical, dental, vision, disability, life insurance, and flexible-spending account plans and the Company's PDO program; and shall be entitled to at least four (4) weeks of vacation per year. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees generally at any time.

     5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     6.   Severance.

          (a) Involuntary Termination. If Executive's employment with the Company terminates for "Good Reason" (as defined herein) or other than for "Cause" (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company relating to this agreement (with such relief excepting matters relating to Executive's indemnification with the Company), then, subject to Section 9, Executive shall be entitled to receive continuing payments of Executive's Base Salary as in effect as of the date of such termination, less applicable withholding taxes, payable in accordance with the Company's standard payroll practices, for the remainder of the Term. In such event, the Company shall reimburse Employee for the same level of health coverage and benefits as in effect for Employee on the day immediately preceding the day of Employee's termination of employment; provided, however, that if
(i) Employee is a qualified beneficiary, as defined in
Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, then the Company shall reimburse Employee for continuation coverage until the earlier of (A) twelve (12) months from the date of Employee's termination from the Company or (B) the date that Employee and his dependents become covered under another employer's group health, dental and vision plans that provide Employee and his dependents with comparable benefits and levels of coverage.

          (b) Voluntary Termination; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive or for Cause by the Company at any time, then (i) all future vesting of any options granted hereunder will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned) and (ii) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect.

          (c) Death and Disability. In the event Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as

"disability") and Executive shall fail to perform such duties for periods aggregating 60 days, whether or not continuous, in any continuous period of 120 days, the Company shall have the right to terminate Executive's employment hereunder at the end of any calendar year.

     7.   Definitions.

          (a) Cause. For purposes of this Agreement, "Cause" is defined as (i) Executive's conviction of, or plea of nolo contendere to, a felony, or (ii) Executive's gross misconduct, or Executive's continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company approved by the Board which specifically sets forth the factual basis for the Company's belief that Executive has not substantially performed his duties. Executive may not be terminated for Cause without (i) notice to Executive setting forth the reasons for the Company's intention to terminate for Cause, and (ii) opportunity for Executive to cure such actions within ten (10) business days following the Company's delivery to Executive of a written explanation specifying the basis of the Board's beliefs with respect to such Cause events. Termination for death or disability shall also be termination for "Cause" only if the Company complies with the provisions of Section 5(c).

          (b) Good Reason. For purposes of this Agreement, "Good Reason" is defined as (i) without Executive's express written consent, a significant reduction of Executive's duties, position or responsibilities relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction, (ii) without Executive's express written consent, a reduction by the Company of Executive's base salary as in effect immediately prior to such reduction; (iii) without Executive's express written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from his current location; or (iv) any breach by Company of a material provision of this Agreement that is not cured within ten (10) business days after written notice by Executive to the Company setting forth such alleged breach.

     8. Confidential Information. Executive agrees to enter into the Company's standard Confidential Information and Invention Assignment Agreement (the "Confidential Information
Agreement") upon commencing employment hereunder.

     9. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

     10. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally, sent by a commercial overnight service or sent via telecopy
(receipt confirmed), to
the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:     Digital Insight Corporation
                       26025 Mureau Road
                       Calabasas, California  91302
                       Attention:  President
                       Facsimile:  (818) 878-7555

                       with a copy (not constituting notice) to:

                       O'Melveny & Myers LLP
                       400 South Hope Street
                       Los Angeles, California  90071
                       Attention:  Richard Boehmer, Esq.
                       Facsimile:  (213) 430-6407

If to Executive:       at the last residential address known by the
                       Company.

     11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     12. Integration. This Agreement, together with the Option Plan and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     13. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     14. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     15. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


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


          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers, as of the day and year first above written.


DIGITAL INSIGHT CORPORATION



By:  ____________________________       Date:____________________
     Name:
     Title:





EXECUTIVE



_____________________________            Date:____________________











            [Signature page to Employment Agreement]